Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-149962 of our report dated March 16, 2007 relating to the consolidated financial statements of Luminent Mortgage Capital, Inc. and subsidiaries as of December 31, 2006 and for the years ended December 31, 2006 and 2005, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
San Francisco, California
June 9, 2008